                                                                 EXHIBIT 99.4(K)


================================================================================
                                                              ESTATE ENHANCEMENT
                                                                   BENEFIT RIDER



--------------------------------------------------------------------------------
(MINNESOTA LIFE INSURANCE COMPANY LETTERHEAD)
--------------------------------------------------------------------------------


This rider is attached to and made part of this contract as of the Contract Date. We will deduct a charge for this rider as set forth on page one of the contract. Once elected, you may not terminate this rider.

Terms not defined in this rider have the meaning given to them in the contract. The following section is appended to the contract following the section of the contract titled "Amount Payable at Death Prior to the Annuity Commencement Date":

ESTATE ENHANCEMENT BENEFIT

If any Owner dies before Annuity Payments begin, we will pay the Estate Enhancement Benefit of this contract to the Beneficiary. If the Owner of this contract is other than a natural person, such as a trust or other similar entity, we will pay the Estate Enhancement Benefit to the Beneficiary on the death of the Annuitant.

If the Owner is less than age 70 as of the Contract date, the Estate Enhancement Benefit will be 40% of the lesser of:

(a)  the death benefit less Purchase Payments not previously withdrawn;  or

(b) 200% of Purchase Payments not previously withdrawn reduced starting with the third Contract Year for any Purchase Payments received within the previous twelve months.

If the Owner is age 70 or older as of the Contract Date, the Estate Enhancement Benefit will be 25% of the lesser of:

(a)  the death benefit less Purchase Payments not previously withdrawn;  or

(b) 200% of Purchase Payments not previously withdrawn reduced starting with the third Contract Year for any Purchase Payments received within the previous twelve months.

The age used in determining the Estate Enhancement Benefit is determined at the time the contract is issued. Where Joint Owners exist, the age of the oldest Joint Owner as of the Contract Date will be used in determining the Estate Enhancement Benefit. If the Owner of this contract is other than a natural person, such as a trust or other similar entity, the age of the oldest Annuitant as of the Contract Date will be used in determining the Estate Enhancement Benefit.

The value of the Estate Enhancement Benefit will be determined as of the Valuation date coincident with or next following the day we receive due proof of death at our home office. Any amounts due as an Estate Enhancement Benefit will be directed into the General Account, Guaranteed Term Account, or the Sub-Accounts of the Variable Account based on the same proportion that each bears in the Contract Value on the date the benefit is calculated.

If a surviving spouse elects to assume his or her deceased spouse's contract, he or she may elect to:

(1) have any amount due under the Estate Enhancement Benefit paid and this rider will be terminated; or

(2) continue this rider such that the Estate Enhancement Benefit will be paid on his or her death instead.

If no election is made within 30 days following the day we receive due proof of death at our home office, the Estate Enhancement Benefit, if any, will be paid and the rider terminated under option (1).

This rider will terminate at the earliest of: the payment of the Estate Enhancement Benefit available under the contract; termination or surrender of the contract; or the Annuity Commencement Date where all remaining Contract Value has been applied to provide Annuity Payments.





Secretary                                                              President




03-70085                                      Minnesota Life insurance Company 1